Exhibit 10.6

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Agreement”) dated as of October 25, 2006, is by and among

UBS AG, STAMFORD BRANCH, as Administrative Agent and Collateral Agent for the First Lien Lenders as defined below (together with its successors and assigns, “First Lien Agent”);

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent for the Second Lien Lenders as defined below (together with its successors and assigns, “Second Lien Agent”; First Lien Agent and Second Lien Agent are sometimes individually referred to herein as “Agent” and collectively as “Agents”);

THE BANK OF NOVA SCOTIA, a Canadian chartered bank (as assignee of BANK OF AMERICA, N.A., a national banking association) (“Metals Bank”);

AGY HOLDING CORP., a Delaware corporation (“Holding”). AGY AIKEN LLC, a Delaware limited liability company (“Aiken”), and AGY HUNTINGDON LLC, a Delaware limited liability company (“Huntingdon”; and Huntingdon collectively with Holding and Aiken, together with the successors and assigns of any of the foregoing, including, without limitation, a receiver, trustee or debtor-in-possession on behalf of such person or on behalf of any such successor or assign, “Borrowers” and each sometimes being referred to herein individually as a “Borrower”); and

The undersigned Guarantors and those additional entities that hereafter become parties hereto as “Guarantors” and “Borrower Parties” by executing the form of Supplement attached hereto as Annex 1 (collectively, “Guarantors” and each sometimes being referred to herein individually as a “Guarantor”; and Guarantors collectively with Borrowers, together with the successors and assigns of any of the foregoing, including, without limitation, a receiver, trustee or debtor-in-possession on behalf of such person or on behalf of any such successor or assign, “Borrower Parties” and each sometimes being referred to herein individually as a “Borrower Party”).

WITNESSETH:

WHEREAS, Borrower Parties, KAGY Holding Company, Inc., First Lien Agent, the financial institutions signatory thereto as Lenders (“Lenders”), UBS Securities LLC, as Sole Lead Arranger, Documentation Agent and Syndication Agent, UBS AG, Stamford Branch, as Issuing Bank, and UBS Loan Finance LLC, as Swingline Lender (“Swingline Lender”) (Lenders and Swingline Lender, together with their successors and assigns, are referred to herein collectively as the “First Lien Lenders”) have entered into a Credit Agreement, dated as of October 25,2006 (as amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time, the “First Lien Agreement”), pursuant to which the First Lien Lenders may, upon certain terms and conditions, make revolving loans and provide other financial accommodations to Borrowers secured by a first priority lien and security interest in certain assets and properties of Borrower Parties; and

WHEREAS, Second Lien Agent and the Borrower Parties have entered into an Indenture, dated as of October 25, 2006 (as amended, restated, supplemented, extended, renewed, replaced or otherwise modified from time to time, the “Second Lien Agreement”) pursuant to which Holding, upon certain terms and conditions, is issuing notes to certain holders (together with their successors and assigns, the “Second Lien Lenders”) secured by a second priority lien and security interest in certain assets and properties of Borrower Parties; and

WHEREAS, Metals Bank (as assignee of Bank of America, N.A.) and Borrowers are parties to a certain Consignment Agreement, dated as of August 25, 2005, as amended by a certain First Amendment to Consignment Agreement dated as of April 17, 2006, a certain Second Amendment to Consignment Agreement dated as of April 21, 2006, and a certain Third Amendment to Consignment Agreement of even date herewith (as so amended, and as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Metals Agreement”), pursuant to which Metals Bank (or its predecessor) has consigned and may hereafter consign Platinum to Borrowers secured by a security interest in the Metals Collateral (as defined below); and

WHEREAS, First Lien Agent, Second Lien Agent and others are parties to a certain Intercreditor Agreement, dated as of October 25, 2006 (as amended, supplemented, restated, extended, renewed, replaced or otherwise modified from time to time, the “Existing Intercreditor Agreement”), pursuant to which First Lien Agent and Second Lien Agent confirmed the relative priority of their security interests in assets and properties of Borrower Parties; and

WHEREAS, the parties desire to enter into this Agreement to (i) confirm the relative priority of the security interests and consignment interests of each Creditor (as defined below), or any of them in the Metals Collateral (as defined below), (ii) provide for the orderly liquidation and sharing of liquidation proceeds of the Metals Collateral, in accordance with such priorities, upon any foreclosure or other disposition thereof, and (iii) provide for such further covenants and agreements as are set forth herein.

NOW, THEREFORE, in consideration of the mutual benefits accruing to Creditors hereunder and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	DEFINITIONS

As used above and in this Agreement, the following terms shall have the meanings ascribed to them below:

“Acceleration/Insolvency Event” shall mean the earlier to occur of (a) the date on which either an Agent or Metals Bank receives an Acceleration Notice (as defined in Section 3.6 hereof) from another party hereto or (b) the date a Borrower becomes the subject of an Insolvency Proceeding.

“Acceleration Notice” has the meaning ascribed to such term in Section 3.6 hereof.

“Agents” and “Agent” have the meanings ascribed to such terms in the preamble hereof.

“Borrower” and “Borrowers” have the meanings ascribed to such terms in the preamble hereof.

“Borrower Party” and “Borrower Parties” have the meanings ascribed to such terms in the preamble hereof.

“Collateral” shall mean all of the property and interests in property, real or personal, tangible or intangible, now owned or hereafter acquired by each Borrower Party in or upon which any or all of the Creditors at any time has a Lien, and including, without limitation, all proceeds of such property and interests in property.

“Consigned Precious Metal” shall mean all Platinum outstanding on consignment from Metals Bank to Borrowers pursuant to the Metals Agreement.

“Creditors” shall mean, collectively, the First Lien Creditors, the Second Lien Creditors, Metals Bank and their respective successors and permitted assigns.

“Creditor Representatives” shall mean the First Lien Agent, the Second Lien Agent and Metals Bank.

“Creditors’ Debt” shall mean, collectively, the First Lien Debt, the Second Lien Debt and the Metals Obligations.

“Equipment” shall mean all of each of the Borrower Parties’ present and hereafter acquired equipment (as defined in the UCC) and including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

“Event of Default” shall mean an “Event of Default” under any First Lien Document, Second Lien Document or Metals Document.

“Existing Intercreditor Agreement” has the meaning ascribed to such term in the recitals to this Agreement.

“First Lien Agent” has the meaning ascribed to such term in the preamble hereof.

“First Lien Agreement” shall have the meaning ascribed to such term in the recitals to this Agreement.

“First Lien Creditors” shall mean, collectively, the First Lien Lenders and First Lien Agent.

“First Lien Debt” shall have the meaning given to the term “Obligations” in the First Lien Documents.

“First Lien Documents” shall mean, collectively, the First Lien Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Borrower Party or any other person to, with or in favor of the First Lien Creditors, or any of them, in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

“First Lien Lenders” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Guarantor” or “Guarantors” have the meanings ascribed to such terms in the preamble hereof.

“Insolvency Proceeding” shall mean an action or proceeding by or against any Borrower Party seeking any reorganization, arrangement, composition, readjustment, liquidation or other similar relief under the United States Bankruptcy Code or any present or future statute, law or regulation relative to any Borrower Party or its properties, or any proceedings for liquidation, dissolution or other winding up of any Borrower Party, or the appointment of any trustee, receiver or liquidator for any Borrower Party or any part of any of its properties, or any assignment for the benefit of creditors or any marshalling of assets of any Borrower Party.

“Lender” has the meaning ascribed to such term in the recitals to this Agreement.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way, reservations, exceptions, encroachments, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Real Property), lien (statutory or other), security agreement or transfer intended as security, including, without limitation, any conditional sale, consignment, bailment or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

“Liquidation” means the sale, transfer or disposition from time to time of any of the Metals Collateral by (a) Metals Bank following the issuance of an Acceleration Notice or (b) a trustee for or other representative upon the occurrence or following the occurrence of an Insolvency Proceeding. Liquidation shall include any action taken by Metals Bank to melt down and refine goods containing Platinum in order to extract the precious metals content of such goods.

“Metals Agreement” has the meaning ascribed to such term in the recitals to this Agreement.

“Metals Collateral” shall mean all Platinum and Platinum content in which any Borrower has any right, title or interest, in whatever form (whether constituting Equipment or otherwise and whether in the form of raw material, alloy, finished goods, or otherwise and including Platinum used in or affixed to Equipment), whether now existing or hereafter arising or acquired, and whether owned by, consigned to, leased to or otherwise held by or for the account or benefit of any of the Borrowers, regardless of whether any of such Metals Collateral is physically held by Borrower Parties, any one of them, or any of their subsidiaries or any other person or entity, and all proceeds of all of the foregoing, including insurance proceeds.

“Metals Documents” shall mean the Metals Agreement and all agreements executed by the Borrower Parties in connection with, or as contemplated by, the Metals Agreement.

“Metals Obligations” shall mean all indebtedness, obligations and liabilities of Borrowers, and each of them, to Metals Bank, whether now existing or hereafter arising, under or in respect of the Metals Documents.

“Metals Obligations Lien Priority Limit” has the meaning ascribed to such term in Section 2.1 hereof.

“Metals Bank” has the meaning ascribed to such term in the preamble hereof.

“Net Proceeds” has the meaning ascribed to such term in Section 2.6 hereof.

“Payment in Full” has the meaning ascribed to such term in Section 2.6(d) hereof.

“Platinum” shall mean Platinum (loco Zurich) having a minimum degree of fineness of ninety-nine and 95/100 percent (99.95%), or other Platinum in sponge or plate and having a minimum degree of fineness of ninety-nine and 95/100 percent (99.95%).

“Second Lien Agent” shall have the meaning ascribed to such term in the preamble hereof.

“Second Lien Agreement” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Second Lien Creditors” shall mean, collectively, the Second Lien Lenders and Second Lien Agent.

“Second Lien Debt” shall have the meaning given to the term “Obligations” in the Second Lien Agreement.

“Second Lien Documents” shall mean, collectively, the Second Lien Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Borrower Party or any other person to, with or in favor of the Second Lien Creditors in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced from time to time.

“Second Lien Lenders” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Standstill Period” has the meaning ascribed to such term in Section 2.7 hereof.

“Swingline Lender” has the meaning ascribed to such term in the recitals to this Agreement.

“Transaction Documents” shall mean, collectively, the First Lien Documents, the Second Lien Documents and the Metals Documents.

“UCC” shall mean the Uniform Commercial Code.

“United States Bankruptcy Code” shall mean Title 11 of the Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Value” of Platinum shall be determined by Metals Bank from time to time in accordance with the valuation provisions set forth in applicable provisions of the Metals Agreement, as such Metals Agreement exists on the date hereof, or as such valuation provisions may be amended from time to time by Borrowers and Metals Bank with the consent of the Agents.

Unless otherwise defined herein, all terms used herein which are defined in the UCC as in effect in the State of New York shall have the meanings set forth therein. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Metals Agreement. All references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural.

2.	SECURITY INTERESTS; PRIORITIES; REMEDIES

2.1 Each Agent hereby acknowledges that the Metals Bank’s consignment interest in the Metals Collateral and the security interests granted by Borrowers to Metals Bank in the Metals Collateral shall constitute a first priority secured Lien upon the Metals Collateral to secure the Metals Obligations; provided, however, that the aggregate amount of the Metals Bank’s Lien upon the Metals Collateral which shall be entitled to priority over the Liens in favor of the First Lien Creditors and the Second Lien Creditors shall not exceed an amount (the “Metals Obligations Lien Priority Limit”) calculated from time to time as the least of: (a) the total amount of the Metals Obligations, (b) the Value of one hundred fifteen percent (115%) of the total quantity of Consigned Precious Metal outstanding under the Metals Agreement as determined in accordance with the Metals Agreement, and (c) the Value of forty-six thousand (46,000) fine troy ounces of Platinum. Agents hereby consent to such Liens in favor of Metals Bank.

2.2 Notwithstanding the order or time of attachment, or the order, time or manner of perfection, or the order or time of filing or recordation of any document or instrument, or other method of perfecting a security interest in favor of any Creditor Representative in any Collateral, and notwithstanding any conflicting terms or conditions which may be contained in any of the Transaction Documents, the Liens upon the Metals Collateral in favor of the Metals Bank have and shall have priority, up to the Metals Obligations Lien Priority Limit, over the Liens upon the Metals Collateral in favor of the First Lien Creditors and the Second Lien Creditors, or any of them, and such Liens of such First Lien Creditors and Second Lien Creditors are and shall be, in all respects, subject and subordinate to the Liens of the Metals Bank therein up to the Metals Obligations Lien Priority Limit.

2.3 The Lien priorities provided in Sections 2.1 and 2.2 shall not be altered or otherwise affected by any amendment, modification, supplement, extension, renewal, restatement or refinancing of the First Lien Debt, the Second Lien Debt or the Metals Obligations, or by any action or inaction which any Creditor may take or fail to take in respect of any of the Collateral.

2.4 Metals Bank shall be solely responsible for perfecting and maintaining the perfection of its Liens in and to each item constituting the Metals Collateral in which it has been granted a Lien. The foregoing provisions of this Agreement (and, as between the First Lien Creditors and the Second Lien Creditors, the provisions of the Existing Intercreditor Agreement) are intended solely to govern the respective Lien priorities as between the Creditors and shall not impose on any Creditor any obligations in respect of the disposition of proceeds of foreclosure on any Collateral which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law. Each Creditor Representative agrees that it will not contest the validity, perfection, priority or enforceability of the Liens upon the Metals Collateral in favor of the other Creditor Representatives and agrees that as between the Creditors, the terms of this Agreement shall govern even if part or all of the Metals Obligations or the Liens securing payment and performance thereof are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

2.5 Except as otherwise provided in this Agreement (including, without limitation, in Section 2.5, and in Section 2.7), (a) Metals Bank shall have the exclusive right to manage, perform and enforce the terms of the Metals Documents with respect to the Metals Obligations, (b) to exercise and enforce all privileges and rights thereunder according to its discretion and the exercise of its business judgment, and (c) subject to the provisions of Section 2.6 hereof, the exclusive right to take or retake control or possession of the Metals Collateral and to hold, prepare for sale, process, sell, lease, dispose of, refine, melt down or liquidate the Metals Collateral until Payment in Full is received by Metals Bank. Until the final payment and satisfaction in full of the Metals Obligations and termination of Metals Bank’s obligations under the Metals Documents (or, if earlier, the receipt by Metals Bank of Net Proceeds from Liquidation of Metals Collateral in an amount equal to the Metals Obligations Lien Priority Limit), the Agents may not take any action to enforce their respective Liens in the Metals Collateral or assert any claims or interests therein; provided, however, that the First Lien Agent (or, if the First Lien Debt has been paid in full, the Second Lien Agent) shall be responsible for conducting, as agent for Metals Bank and the other Creditor Representatives, all negotiations or proceedings on behalf of the Creditor Representatives involving any condemnation of the Metals Collateral or any part thereof or involving any insurance that may be available for loss of or damage to the Metals Collateral or any part thereof; and provided further, however, that the First Lien Agent (or the Second Lien Agent, if applicable) shall not elect to terminate negotiations, shall not refuse or fail to file a claim, and shall not accept or agree to any settlement of any claim involving condemnation proceeds or insurance proceeds in respect to the Metals Collateral (unless such settlement or compromise results in payment in full of the Metals Obligations Lien Priority Limit), in each case without the prior written consent of Metals Bank, which consent shall not be unreasonably withheld or delayed. Any settlement or compromise of a condemnation or insurance claim which covers or relates in whole or in part to Metals Collateral shall include a specific dollar allocation for the Metals Collateral portion of such compromise or settlement. All condemnation and insurance proceeds payable in respect to Metals Collateral shall be paid to the First Lien Agent (or, if the First Lien Debt has been paid in full, the Second Lien Agent), as agent for the Creditor Representatives, and such proceeds shall be paid by First Lien Agent (or the Second Lien Agent, if applicable) first to Metals Bank until Metals Bank receives payment in full of all Metals Obligations related to the Platinum included in the Metals Collateral which is the subject of the condemnation or insurance claim (in an amount not to exceed the Metals Obligations Lien Priority Limit), and second the balance will be distributed (i) to the First Lien Agent for application to the First Lien Debt and the Second Lien Debt in accordance with the Existing Intercreditor Agreement, or (ii) to the Second Lien Agent if the First Lien Debt has been paid in full. Each of the Agents agrees that if it shall receive any of the Metals Collateral in violation of this Agreement, it shall hold such Metals Collateral in trust for the benefit of the Metals Bank in accordance with this Agreement and, promptly upon discovery or notice of such violation, turn it over to the Metals Bank in accordance with this Agreement.

2.6 Unless the Agents and Metals Bank mutually agree otherwise, any Liquidation of Metals Collateral shall be conducted and applied as follows until Payment in Full is received by Metals Bank:

(a) Metals Collateral in the form of raw metals which are the subject of a Liquidation by Metals Bank, subject to the requirements of Part 6 of Article 9 of the UCC, and the proceeds thereof (after payment of the reasonable out-of-pocket expenses of Liquidation as provided in Section 2.6(c) (“Net Proceeds”)) will be distributed first to Metals Bank until Payment in Full (as defined in Section 2.6(d)); and the balance, if any, after Payment in Full of the Metals Obligations, will be distributed (i) to the First Lien Agent for application to the First Lien Debt and the Second Lien Debt in accordance with the Existing Intercreditor Agreement or (ii) to the Second Lien Agent if the First Lien Debt has been paid in full.

(b) Metals Collateral in any other form, including Metals Collateral included in Equipment which contains other precious metal, will be Liquidated by Metals Bank, subject to the requirements of Part 6 of Article 9 of the Uniform Commercial Code, and the Net Proceeds thereof will be distributed first to Metals Bank until the Metals Bank receives Payment in Full of the Metals Obligations; and the balance of the Net Proceeds, if any, will be distributed (i) to the First Lien Agent for application to the First Lien Debt and the Second Lien Debt in accordance with the Existing Intercreditor Agreement or (ii) to the Second Lien Agent if the First Lien Debt has been paid in full.

(c) At Metals Bank’s option, Metals Collateral consisting of Platinum in raw material form may be returned to Metals Bank or to a third party for credit to Metals Bank’s account and credited against Borrowers’ Metals Obligations as an ounce-for-ounce credit against outstanding consignment balances until Payment in Full is received by Metals Bank.

(d) For the purposes of this Agreement, in connection with any Liquidation of Metals Collateral or any other enforcement of the Metals Bank’s Liens in the Metals Collateral after an Acceleration/Insolvency Event, Metals Bank shall be deemed to have received “Payment in Full” of the Metals Obligations from the Liquidation of the Metals Collateral or any other enforcement of the Metals Bank’s Liens in the Metals Collateral after an Acceleration/Insolvency Event upon Metals Bank’s receipt of payment (either in cash or by return of Precious Metal pursuant to the Metals Agreement, or by some combination thereof) of Metals Obligations equal to the Metals Obligations Lien Priority Limit.

2.7 Each Agent agrees not to assert and hereby waives any right to demand, request, plead or otherwise assert or claim the benefit of, any marshalling or other similar right that may otherwise be available under applicable law. In addition, notwithstanding each Agent’s junior lien on the Metals Collateral, each Agent agrees that, until Payment in Full is received by Metals Bank: (i) it will not hinder or delay Metals Bank in enforcing its rights and remedies with respect to its senior Lien on the Metals Collateral; (ii) the Metals Collateral may be repossessed or removed by Metals Bank at any time and from time to time, and Metals Bank will have access at any time and from time to time to any real property for such purpose, and (iii) the Metals Collateral is, and will remain, personal property at all times hereafter notwithstanding any provision or language to the contrary in any security agreement between an Agent and the Borrowers; provided, however, that the Agents may exercise secured party remedies in respect to the Metals Collateral, subject to the Lien priority in favor of Metals Bank established hereby, if Metals Bank fails to commence its exercise of secured party remedies in respect to the Metals Collateral for a period (the “Standstill Period”) of one hundred eighty (180) consecutive days after its giving or receipt of an Acceleration Notice, unless such failure is caused by the commencement of an Insolvency Proceeding or other legal constraints imposed on Metals Bank by applicable law; and provided further, however, that:

(a) in any Insolvency Proceeding commenced by or against any Borrower Party, the Agents, First Lien Creditors and/or Second Lien Creditors may file a proof of claim or statement of interest with respect to the First Lien Debt and/or Second Lien Debt;

(b) the Agents, First Lien Creditors and/or Second Lien Creditors shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Agents, First Lien Creditors and/or Second Lien Creditors, including without limitation any claims secured by the Metals Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement;

(c) the Agents, First Lien Creditors and/or Second Lien Creditors shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Borrower Parties arising under either the United States Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement;

(d) the Agents, First Lien Creditors and/or Second Lien Creditors shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Metals Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the First Lien Debt, Second Lien Debt and/or the Metals Collateral;

(e) the Agents, First Lien Creditors and/or Second Lien Creditors may exercise any of its rights or remedies with respect to the Metals Collateral after the termination of the Standstill Period; and

(f) there shall be no more than one (1) Standstill Period in any period of three hundred sixty-five (365) consecutive days.

2.8 Metals Bank acknowledges and agrees that it holds no Lien on any assets of the Borrowers other than the Metals Collateral and Metals Bank agrees that it will not contest the validity, perfection, priority or enforceability of any such Liens claimed by the Agents in such assets of the Borrowers.

2.9 The Agents hereby acknowledge, confirm and agree that their respective rights and priorities, inter se, in and to all Collateral shall continue to be subject to and governed by the Existing Intercreditor Agreement which shall remain in full force and effect and is hereby ratified and affirmed by the Agents.

3.	COVENANTS, REPRESENTATIONS AND WARRANTIES

3.1 Additional Covenants. Each Agent, Metals Bank and each Borrower Party agrees in favor of the other parties hereto that:

(a) Each Agent may assign its rights as an Agent or appoint a successor agent-in-interest, in accordance with the terms of such Agent’s Transaction Documents, so long as the other Agent and Metals Bank shall have received from any successor Agent a written acknowledgment of receipt of a copy of this Agreement together with the written agreement of such person to be bound by the terms and conditions of this Agreement; and Metals Bank may assign its rights as Metals Bank in accordance with the terms of the Metals Agreement, so long as the Agents shall have received from the assignee a written acknowledgment of receipt of a copy of this Agreement together with the written agreement of such assignee to be bound by the terms and conditions of this Agreement;

(b) Each Agent, Metals Bank and each Borrower shall, at any time or times upon the reasonable request of an Agent or Metals Bank, promptly furnish to such other party hereto a true, correct and complete statement of the outstanding aggregate Creditors’ Debt of the Creditors for whom such Agent acts as agent or of the outstanding balance of Platinum consigned by Metals Bank to Borrowers, as applicable;

(c) Each Agent, Metals Bank and Borrowers shall execute and deliver to the other parties hereto such additional agreements, documents and instruments and take such further actions as may be reasonably necessary to effectuate the provisions and purposes of this Agreement;

(d) The Borrowers and Metals Bank shall not, without the prior written consent of the Agents, enter into, or consent to, (i) any amendment of the Metals Agreement which increases the “Consignment Limit” as defined in the Metals Agreement to a level in excess of the lesser of the Value of forty thousand (40,000) ounces of Platinum and Forty Million Dollars ($40,000,000), (ii) except as permitted by the preceding clause (i), any increase of the Consignment Limit under the Metals Agreement pursuant to clause (b) of the definition of “Consignment Limit”, (iii) any amendment of the Metals Agreement which amends the provisions of Section 2.02, Section 2.03(f) or Section 2.12(b) of the Metals Agreement, or (iv) any other amendment of the Metals Agreement or any other Metals Document that would materially and adversely affect the interests of the First Lien Creditors and/or the Second Lien Creditor or their rights under this Agreement; and

(e) In the event that the Borrowers pay or satisfy their Metals Obligations by returning or transferring Platinum to Metals Bank, each Agent agrees that any such return or transfer shall, without the necessity of any further action by such Agent, be free and clear of such Agent’s Liens; each Agent shall execute and deliver to Metals Bank such further confirmations, assurances and releases as may be reasonably necessary to effectuate the provisions and purposes of this Section 3.1(e).

3.2 Additional Representation and Warranty. Each Agent and Metals Bank represents and warrants to the other parties hereto that this Agreement constitutes its legal, valid and binding obligations, enforceable in accordance with its terms.

3.3 Waivers.

(a) Notice of acceptance hereof, the making of loans, advances and extensions of credit or other financial accommodations to, the making of consignments to, and the incurring of any expenses by or in respect of, Borrower Parties by any Creditor, and presentment, demand, protest, notice of protest, notice of nonpayment or default and all other notices to which each Creditor and Borrower Parties are or may be entitled are hereby waived (except as expressly provided for herein or as to Borrower Parties, in the Transaction Documents). Each Creditor Representative also waives notice of, and hereby consents to, (i) without limiting the rights of any Second Lien Creditors or First Lien Creditors to distributions in accordance with Section 2.6 hereof, the taking, exchange, surrender and releasing of Collateral or guarantees now or at any time held by or available to such Agent or Metals Bank for the Creditors’ Debt with respect to which such Creditor Representative acts as agent or any other person at any time liable for or in respect of such Creditors’ Debt or for the Metals Obligations, as applicable, (ii) the exercise of, or refraining from the exercise of any rights against any Borrower Party or any other obligor or any Collateral to the extent permitted under this Agreement, (iii) the settlement, compromise or release of, or the waiver of any default with respect to, any of the Creditors’ Debt with respect to which such Agent acts as agent or the Metals Obligations, as applicable (provided, that, as to any compromise of such Creditors’ Debt for less than the full amount thereof, such Creditors’ Debt shall not include the difference between the original amount of such Creditors’ Debt and the amount of the payment received in respect of such Creditors’ Debt so compromised), and/or (iv) such Agent’s (or such Creditors for whom such Agent acts as agent) or Metals Bank’s election, in any proceeding instituted under the United States Bankruptcy Code of the application of Section 1111(b)(2) of the United States Bankruptcy Code. Any of the foregoing shall not, in any manner, affect the terms hereof or impair the obligations of the Agents hereunder. All of the Metals Obligations shall be deemed to have been made or incurred in reliance upon this Agreement.

(b) Each party to this Agreement agrees that (except with respect to this Agreement) each other party has made no warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of the documents to which it is a party, or the collectibility of the indebtedness owing by any Borrower to such party and that each party shall be entitled to manage and supervise its loans, advances, consignments and other financial accommodations to Borrowers in accordance with applicable Transaction Documents, law and its usual practices as it may deem appropriate under the circumstances without regard to the existence of any rights the other party may now or hereafter have. No party shall have any liability to any other party for, and each party waives any claim which it may now or hereafter have against any other party to this Agreement, arising out of or related to any actions which such party takes or omits to take with respect to the portion of the Collateral in which it has a superior Lien pursuant to the provisions of this Agreement or, upon and following the expiration of the Standstill Period, the Metals Collateral, or the indebtedness secured thereby, including, without limitation, actions with respect to the creation, perfection or continuation of the Liens in such Collateral, actions with respect to the occurrence of an event of default, actions with respect to the foreclosure upon, sale, disposition, collection or failure to realize upon, such Collateral, and actions with respect to the collection of such indebtedness. Without limiting the generality of the foregoing, and except as may otherwise be provided herein, each party to this Agreement may, without regard to the existence of any rights which any other party may now or hereafter have in and to the Collateral in which such party has a superior Lien pursuant to the provisions of this Agreement, or, upon and following the expiration of the Standstill Period, the Metals Collateral, compromise, settle, adjust and in general deal in any manner with such Collateral, as such party may deem appropriate, upon such terms and conditions (including the length of time incidental thereto) as such party may deem appropriate, engage third parties to assist it in the effectuation of the liquidation, collection or foreclosure of such Collateral, upon such terms and conditions as such party may deem appropriate, incur such out-of-pocket costs and expenses incidental to the actions described in this Agreement as such party may deem appropriate, including, without limitation, the reasonable fees and disbursements of counsel and any other third party professionals engaged by it. Notwithstanding anything to the contrary set forth in or implied by the foregoing or elsewhere in this Agreement, no party shall be deemed to have waived any of the following rights:

(i)	Rights to notice, whether arising under this Agreement or otherwise;

(ii)	Rights to receive an accounting of any proceeds of foreclosure, collection, liquidation or realization upon any Collateral;

(iii)	Rights to receive proceeds with respect to a Lien on any of the Collateral after payment of the requisite portion of proceeds of such Collateral to the party, if any, holding a superior Lien thereon pursuant to the provisions of this Agreement;

provided further that the foregoing reservation of rights shall not be deemed to create or enlarge any rights of the respective parties.

3.4 Subrogation; Marshalling. No Creditor shall be subrogated to, or be entitled to any assignment of any of its Creditors’ Debt or of any Collateral or guarantees or evidence of any thereof, until all of the Creditors’ Debt of the other Creditors is indefeasibly paid and satisfied in full and such other Creditor’s financing arrangements with Borrowers have been terminated. Each Creditor hereby waives any and all rights to have any Collateral, or any part thereof, granted to the other Creditor marshaled upon any foreclosure or other disposition of such Collateral by such other Creditor, or any Borrower with the consent of such other Creditor, and waives any right to require the other Creditor to seek recourse against or satisfaction of the indebtedness owing by any Borrower to it from one source before recourse or satisfaction from any other source.

3.5 Bailee for Perfection.

(a) Each Creditor Representative hereby appoints each of the other Creditor Representatives, and each hereby agrees to serve, as agent and bailee for the other Creditor Representatives for the limited purpose of perfecting their respective Liens on the Metals Collateral which may at any time be in its possession during the term of this Agreement; provided, that, no Creditor Representative shall have any duty or liability to protect or preserve any rights pertaining to any of the Collateral on behalf of the other Creditor Representatives and each Creditor Representative hereby waives, and releases the other Creditor Representatives from, all claims and liabilities arising pursuant to the other’s role as agent and bailee with respect to the Collateral except to the extent of the failure to comply with Section 3.5(c) hereof as a result of gross negligence or willful misconduct.

(b) Each Agent shall promptly notify the other Creditor Representatives in writing of its receipt of any Metals Collateral and shall deliver possession and control of such Metals Collateral to Metals Bank as soon as practicable.

(c) Metals Bank shall, after the indefeasible payment in full of the Metals Obligations and the termination of its obligations under the Metals Documents, deliver the remainder of the other Metals Collateral, if any, in its possession to the First Lien Agent, except in the event and to the extent that (i) Metals Bank has retained or otherwise acquired such Metals Collateral in full or partial satisfaction of the Metals Obligations, (ii) such Metals Collateral is sold or otherwise disposed of by Metals Bank, or (iii) as may be otherwise required under applicable law or pursuant to any order of a court or other governmental authority.

3.6 Notices of Default and Exercise of Remedies.

(a) Each Creditor Representative that takes any of the following actions shall give prompt written notice (an “Acceleration Notice”) (or if any such action is taken by an First Lien Lender or a Second Lien Lender other than an Agent, then the Agent acting on behalf of such Lender shall give such notice promptly upon its learning of same) of such action to the other Creditor Representatives: (a) Metals Bank terminates or suspends its obligations to consign Platinum as provided in the Metals Agreement pursuant to a declared Event of Default as defined in the Metals Agreement, (b) the declaration of an Event of Default as defined in the First Lien Agreement or the Second Lien Agreement, or the acceleration of the First Lien Debt or the Second Lien Debt, as applicable, or (c) the commencement by any Creditor Representative of any foreclosure or any other secured party remedies in respect to the Collateral; provided, that, the failure of either Agent or Metals Bank to do so shall not create a cause of action against such Agent or Metals Bank or create any claim against it. The failure by an Agent or Metals Bank to send an Acceleration Notice to the other Creditor Representatives shall not affect the validity of such notice as against any Borrower. Each Borrower hereby authorizes and consents to each Agent’s and Metals Bank’s sending such notices and other materials to the other as provided for herein.

(b) Metals Bank agrees to give twenty (20) days’ prior written notice to Agents and Borrowers of any Liquidation of Metals Collateral conducted pursuant to Part 6 of Article 9 of the UCC, and all parties agree that such period constitutes a commercially reasonable period of advance notice under Article 9 of the UCC. Notwithstanding the foregoing, no such notice shall be required with respect to any ounce-for-ounce credit of Platinum in raw material in reduction or partial payment of the Metals Obligations. To the extent permitted by applicable law, the failure of Metals Bank to provide such written notice shall not create a cause of action against Metals Bank or create any claim against it.

4.	MISCELLANEOUS

4.1 Amendments. Any waiver, permit, consent or approval by any Agent or Metals Bank of or under any provision, condition or covenant to this Agreement must be in writing and shall be effective only to the extent it is set forth in writing and as to the specific facts or circumstances covered thereby. Any amendment of this Agreement must be in writing and signed by each Agent, Metals Bank, and Borrower Parties.

4.2 Successors and Assigns.

(a) This Agreement shall be binding upon the parties hereto, their respective successors and permitted assigns and the Creditors and shall inure to the benefit of each of Creditors and their respective successors, participants and assigns.

(b) Each Creditor reserves the right to grant participations in, or otherwise sell, assign, transfer or negotiate all or any part of, or any interest in, its Creditors’ Debt and the Collateral securing same. In connection with any participation or other transfer or assignment, each Creditor (i) may disclose to such assignee, participant or other transferee all documents and information which such Creditor now or hereafter may have relating to the Creditors’ Debt or the Collateral (subject to any confidentiality provisions in the respective Transaction Documents), including this Agreement and (ii) shall disclose to each transferee or assignee (other than a participant) the existence and terms and conditions of this Agreement.

(c) Each Agent agrees to execute and deliver an agreement containing terms substantially identical to those contained herein in favor of any third person who replaces or refinances any or all of the Metals Bank’s financing of Borrower Parties, whether such replacement or refinancing occurs by transfer, “takeout” or any other means or vehicle, and each Borrower agrees to cause such replacement or refinancing lender to execute and deliver an agreement containing terms substantially identical to those contained herein in favor of the remaining Creditors; provided, that the terms of such replacement or refinanced facility shall not, as reasonably determined by the First Lien Agent and/or the Second Lien Agent, (i) be more adverse to the interests of the First Lien Creditors and/or the Second Lien Creditors or their rights under this Agreement than the terms of the Metals Documents in effect on the date hereof and (ii) violate or conflict with the provisions of Section 3.1(d) hereof, as if such replacement or refinanced facility were deemed to be an amendment of the Metals Agreement and the Metals Documents.

4.3 Insolvency. This Agreement shall be applicable both before and after the filing of any petition by or against any Borrower party under the United States Bankruptcy Code and all converted or succeeding cases in respect thereof, and all references herein to any Borrower Party shall be deemed to apply to a trustee for such Borrower Party and such Borrower Party as debtor-in-possession. Each Creditor Representative agrees that it will not, directly or indirectly, take any action or vote in any way that would challenge or contest in a case or proceeding related to an Insolvency Proceeding (a) the validity, perfection, priority (except to enforce the Lien priority established pursuant to this Agreement or, with respect to the First Lien Creditors and the Second Lien Creditors (only), the Existing Intercreditor Agreement) or enforceability of the First Lien Debt or the security interests of First Lien Agent in the Metals Collateral, (b) the validity, perfection, priority (except to enforce the Lien priority established pursuant to this Agreement or, with respect to the First Lien Creditors and the Second Lien Creditors (only), the Existing Intercreditor Agreement) or enforceability of the Second Lien Debt or the security interests of Second Lien Agent in the Metals Collateral, (c) the validity, perfection, priority (except to enforce the Lien priority established pursuant to this Agreement) or enforceability of the Metals Obligations or the security interests of the Metals Bank in Metals Collateral, or (d) the validity or enforceability of any term, condition or provision of this Agreement.

4.4 Enforceability of Claims and Liens. Notwithstanding anything contained herein to the contrary, each Creditor Representative agrees not to initiate or prosecute or participate with any other person in initiating or prosecuting any claim, action or other proceeding (i) challenging the enforceability of each other’s respective claims, or (ii) challenging the enforceability of any Liens or security interests in assets securing each other’s respective claims. To the extent that Metals Bank receives payments on, or proceeds of Collateral for, the Metals Obligations which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received, the Metals Obligations, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by the Metals Bank. To the extent that First Lien Agent receives payments on, or proceeds of collateral for, the First Lien Debt which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received, the First Lien Debt, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by the First Lien Agent. To the extent that the Second Lien Agent receives payments on, or proceeds of collateral for, the Second Lien Debt which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received, the Second Lien Debt, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by the Second Lien Agent.

4.5 Notices. All notices, requests and demands to or upon the respective parties hereto shall be in writing and shall be deemed duly given, made or received, on the earlier of the date of (a) actual receipt, (b) five (5) days after the deposit thereof in the mail, designated as certified mail, return receipt requested, postage prepaid, (c) the next business day after delivery to a nationally recognized overnight courier, or (d) upon transmission by telecopy; in any case to the parties at their addresses set forth below (or to such other addresses as the parties may designate in accordance with the provisions of this Section):

To First Lien Agent:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Sailoz Sikka

Fax No.: (203)719-4176

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: James Douglas

Fax No.: (212)735-2000

To Second Lien Agent:

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS3C

St. Paul, MN 55107-2292

Attention: Richard Prokosch

Fax No.: (651)495-8097

To Metals Bank:

The Bank of Nova Scotia

One Liberty Plaza, 25th Floor

New York, New York 10006

Attention: Tim Dinneny, Managing Director

Fax No.: 212-912-8415

With a copy to:

Edwards Angell Palmer & Dodge LLP

2800 Financial Plaza

Providence, Rhode Island 02903

Attention: Andrew J. Chlebus

Fax No.: (401)276-6611

To any Borrower Party:

AGY Holding Corp.

2558 Wagener Road

Aiken, South Carolina 29801

Attention: Catherine Cuisson

Fax No.: (803)643-1180

and

Attention: Douglas J. Mattscheck

Fax No.: (803) 643-1180

With a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: David McKay

Fax No.: (617)951-7050

Any party may change the address(es) to which all notices, requests and other communications are to be sent to it by giving written notice of such address change to the other parties hereto in conformity with this Section 4.5, but such change shall not be effective until notice of such change has been received by such other parties.

4.6 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall be an original with the same force and effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

4.7 Governing Law. The validity, construction and effect of this Agreement shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

4.8 Consent to Jurisdiction; Waiver of Jury Trial.

(a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF, IN CONNECTION WITH ITS PROPERTIES AND ON BEHALF OF THE RESPECTIVE CREDITORS IT

REPRESENTS, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 4.5; AND (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b) EACH OF THE PARTIES HERETO, ON BEHALF OF THE RESPECTIVE CREDITORS IT REPRESENTS, HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO, ON BEHALF OF THE RESPECTIVE CREDITORS IT REPRESENTS, ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO, ON BEHALF OF THE RESPECTIVE CREDITORS IT REPRESENTS, FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 4.8(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

4.9 Complete Agreement. This written Agreement is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

4.10 No Third Parties Benefited; Borrower Acknowledgment. Except as expressly provided in Section 4.2, this Agreement is solely for the benefit of the Creditors and their respective successors, participants and assigns, and no other person (including, without limitation, any Borrower Party) shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. Each Borrower Party agrees that it will, together with its successors and assigns, be bound by the provisions hereof; provided, that, nothing in this Agreement shall amend, modify, change or supersede the respective terms of any Creditor’s Transaction Documents with such Borrower Party (except as provided in this paragraph). In the event of any conflict or inconsistencies between the terms of this Agreement and the First Lien Documents, the Second Lien Documents or the Metals Documents, the terms of the First Lien Documents, the Second Lien Documents or the Metals Documents, as the case may be, shall govern as between the Creditor involved and each Borrower Party, except that no Borrower Party shall be required to make any payment or take any other action which would constitute or result in a breach of any of the terms of this Agreement. Each Borrower Party agrees that any Creditor holding Collateral does so as bailee (under the UCC as in effect in any applicable jurisdiction) for the other and is hereby authorized to and may turn over to such other Creditor upon request therefor any such Collateral, after all obligations and indebtedness of the Borrowers to the bailee Creditor have been fully paid and performed. Each Borrower acknowledges and agrees that in the event of a breach by a Borrower of any of the terms and provisions contained in this Agreement, such a breach shall constitute an “Event of Default” as defined in and under the First Lien Documents, the Second Lien Documents or the Metals Documents, as applicable.

4.11 Disclosures. Each Creditor has the means to, and shall in the future remain, fully informed as to the financial condition and other affairs of each Borrower, and, except as set forth herein, no Creditor shall have any obligation or duty to disclose any such information to any other Creditor.

4.12 Term. This Agreement is a continuing agreement and shall remain in full force and effect until the earlier of Payment in Full and the date of termination of the Metals Documents, and (a) with respect to the Second Lien Creditors, upon the date of the final indefeasible payment in full in cash of the Second Lien Debt from assets other than the Metals Collateral or (b) with respect to the First Lien Creditors, upon date of the final indefeasible payment in full of the First Lien Debt and termination of the First Lien Agreement from assets other than the Metals Collateral.

4.13 New Subsidiaries. Borrower Parties shall cause each new direct or indirect Domestic Subsidiary (as defined in the Second Lien Agreement) (whether by acquisition, creation or designation) of the Borrowers to enter into this Agreement by executing and delivering an instrument in the form of Annex 1 attached hereto. Upon the execution and delivery of Annex 1 by such new Domestic Subsidiary, such Subsidiary (as defined in the Second Lien Agreement) shall become a “Guarantor” and “Borrower Party” hereunder with the same force and effect as if originally named as a “Guarantor” and “Borrower Party” herein. The execution and delivery of any instrument adding an additional “Guarantor” and “Borrower Party” as a party to this Agreement shall not require the consent of any parties hereunder. The rights and obligations of each Borrower Party hereunder shall remain in full force and effect notwithstanding the addition of any new “Guarantor” and “Borrower Party” hereunder.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

AGENTS AND METALS SUPPLIER:	UBS AG, STAMFORD BRANCH, as Agent for the First Lien Lenders

	By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director

	By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

U.S. BANK NATIONAL ASSOCIATION, as Agent for the Second Lien Lenders

	By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

THE BANK OF NOVA SCOTIA

	By:	/s/ Zoran Miljkovic
	Name:	Zoran Miljkovic
	Title:	Director

	By:	/s/ Timothy P. Dinneny
	Name:	Timothy P. Dinneny
	Title:	Managing Director

Nova Scotia Intercreditor Agreement Signature Page

BORROWERS:	AGY HOLDING CORP.

	By:	/s/ C. Cuisson
	Name:	C. Cuisson
	Title:	VP CFO

AGY AIKEN LLC

	By:	/s/ C. Cuisson
	Name:	C. Cuisson
	Title:	VP CFO

AGY HUNTINGDON LLC

	By:	/s/ C. Cuisson
	Name:	C. Cuisson
	Title:	VP CFO

Nova Scotia Intercreditor Agreement Signature Page